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                                                                    EXHIBIT 23.2


                      CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statements of Sunstone Hotel Investors, Inc. on Form S-3 (File No. 333-34377), Form S-3 (File No. 333-31683), Form S-3 (File No. 333-13911), and Form S-3 (File No. 333-14179)
of our report dated February 28, 1997 on our audit of the consolidated financial statements of Sunstone Hotel Investors, Inc. for the year ended December 31, 1996 and of our report dated February 28, 1997 on our audit of the consolidated financial statements of Sunstone Hotel Properties, Inc. (the "Lessee") for the year ended December 31, 1996, which reports are included in this Annual Report on Form 10-K.


                                           /s/ Coopers & Lybrand LLP

San Francisco, California
March 29, 1999